Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Synopsis”, “Other Service Providers” and “Financial Highlights” in the Combined Proxy Statement and Prospectus for Claymore Exchange-Traded Fund Trust and Claymore Exchange-Traded Fund Trust 2 included in this Registration Statement (Form N-14), and to the incorporation by reference in this Registration Statement of our reports dated July 31, 2017 and October 30, 2017 on the financial statements and financial highlights of the Claymore Exchange-Traded Fund Trust and Claymore Exchange-Traded Fund Trust 2.

/s/ Ernst & Young LLP

Tysons, Virginia
November 20, 2017